EXHIBIT 99.1

WOODLAND HILLS, CA -- Jan. 12, 1999 -- Turbodyne Technologies Inc. (Nasdaq:TRBD, Easdaq:TRBD) announced that it has made application to the British Columbia Securities Commission for an order that the Company is deemed to have ceased to be a reporting issuer under the British Columbia Securities Act. The Company is proceeding with the application in order to be removed from the reporting obligations imposed on the Company as a reporting issuer under the British Columbia Securities Act. The Company is of the view that the obligations imposed by the British Columbia Securities Act cause the Company to incur an expense that is disproportionate to the benefits to shareholders of complying with the requirements of being a reporting issuer in British Columbia. Turbodyne is a reporting Company, filing its quarterly and annual reports with the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Act"). The application and any order granted by the British Columbia Securities Commission will have no impact on the Company's reporting and filing requirements under the Act. Shareholders of the Company who are residents of British Columbia will continue to receive copies of all disclosure materials filed with the Securities and Exchange Commission and that are distributed to shareholders of the Company pursuant to the Company's obligations under the Act.

Turbodyne Systems, the Engine and Pollution Technology Division of Turbodyne, designs, develops, manufactures and markets patented pollution-reduction, fuel economy and performance enhancing products for internal combustion engines in the automotive, transportation, construction, marine, agriculture, mining, military and power generation industries. Turbodyne's Light Metals Division is a manufacturer of machined aluminum castings and a leading supplier to the automotive industry.

Offices and plants are located in Carpinteria, La Mirada, Encinitas and Woodland Hills, CA; New York, NY; Ensenada and Mexico City, Mexico; Vancouver, Canada; Northants, England; Paris France and Frankfurt, Germany.

Turbodyne's world wide web address is www.turbodyne.com

Certain matters discussed in this Press Release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and, as such, may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.

Contact: Mark White, Investor Relations, (800) 350-2031

         Peter Kitzinski, General Manager Turbodyne Europe, 49-69-975-44-501

         Peter Weichselbraun, Corporate Communications, (800) 566-1130

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